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                               L  A  W  Y  E  R  S

                                 --------------

                 R Y A N   S W A N S O N   &   C L E V E L A N D

                          1201 Third Avenue, Suite 3400
                         Seattle, Washington 98101-3034
                            Facsimile (206) 583-0359
                                 (206) 464-4224

Michael M. Fleming
    Of Counsel
Licensed in Washington
and District of Columbia




                                  April 8, 1994



VIA FACSIMILE - (602) 382-6070
- ------------------------------

Mr. Jon S. Cohen
Snell & Wilmer
One Arizona Center
Phoenix, Arizona 85004-0001

     Re:  Sophia Shoen and Paul Shoen
          ---------------------------

Dear Jon:

     We are in receipt of your April 7, 1994 letters regarding Paul Shoen and Sophia Shoen and your client AMERCO's positions with regard to our clients' rights under their Share Repurchase and Registration Rights Agreements. I have had the opportunity to discuss these matters further with my clients and to review this latest proposal.

     Unfortunately, the proposal contained in your April 7 letter is basically the same position taken in the letter from Gary Klinefelter to Sophia Shoen on October 13, 1993. The company has not changed its position with regard to its refusal to lift the right of first refusal on my clients' AMERCO Common Stock in order for the Common Stock to be qualified for listing and trading on the NYSC, the AMEX, or the NASDAQ National Market System. It is now and has been our position, absent an acceptable alternative, that my clients are entitled to receive the benefit of their bargain in the listing of the Common Stock (i.e. "Shares") outlined in section 3.02 of the agreement as affected by section 3.13.

     The explanation for your client's unwillingness to comply with the requirements of the agreement is laid out in Mr. Klinefelter's letter of October 13, 1993 to Sophia Shoen. In that letter, Mr.


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Mr. Jon S. Cohen
Page 2
April 8, 1994



Klinefelter indicates he found out only recent that one of the requirements for listing of the "Shares" on the NASDAQ National Market System was the removal of the right of first refusal on all of the shares in the same class. He goes on to state that the company refuses to release this right of first refusal which he acknowledges prevents my clients' shares from being qualified for listing on the NASDAQ.

     AMERCO is placed in the very difficult position of claiming they were ignorant as to the requirements for qualification on the NASDAQ National Market System and that ignorance should therefore excuse them from fulfilling their obligations under this agreement. I must say this is not an enviable position. I am not aware of any company of the stature, experience and legal capability of AMERCO, successfully taking the position that their ignorance of the securities laws and the requirements of the National Market System excuses them from performance of contractual obligations.

     Upon reflection and after serious attempts to reach some resolution outside of a formal arbitration process, we have now come to the conclusion that this dispute cannot be settled by the parties. Therefore, this dispute must be submitted for arbitration pursuant to section 4.11 of the Agreement. This letter is notice on behalf of Sophia Shoen and Paul Shoen that the arbitration provisions in section 4.11 shall commence. The sole issue that we seek to arbitrate is that of the Company's duties under section 3.02, namely the Company's obligation to effect the registration pursuant to section 3.02(d) and section 3.13. We feel this is a relatively straightforward contract interpretation issue and should be subject to quick and inexpensive resolution.

      As you are aware, we will be in Phoenix on Monday and Tuesday of next week with regard to Paul Shoen's deposition in the pending shareholder litigation.
We will be willing to make ourselves available for the meeting required in Step Two of the arbitration provision.

     There are one or two other issues in your letter of April 7 that need to be addressed. The first is with regard to attorney's fees. As you are aware, the Registration Rights Agreement calls for the Company to pay all of the fees, including reasonable attorney's fees, incurred by my clients related to securing their registration rights under these agreements. With regard to Sophia, there is no question she gave timely notice under section 3.02 requesting registration. It is our position that the company's refusal to comply with the requirements of Article III and



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Mr. Jon S. Cohen
Page 3
April 8, 1994



particularly the requirements contained in section 3.03(d) and 3.13 has caused the delay and increase in attorneys' fees expended to this point.

     With regard to Paul Shoen, we take the position the Company had actual notice of his requested registration prior to September 1, 1993. In addition, because the Company has taken the same position with Paul as it has with Sophia regarding their refusal to lift the right of first refusal, which it acknowledges as a requirement for qualification on the NASDAQ National Market System, the resolution of this issue is also necessary to effect his rights under his Registration Rights Agreement. The fees incurred by the parties during the last six months in their efforts to secure their rights under these agreements are well in excess of $75,000. We will be looking to the Company for payment of those fees and reimbursement of all costs.

     Your letter incorrectly states that we have not responded to your "repeated" requests for the identity of our clients' underwriter. As I have indicated to you previously, we have specifically discussed your client's position on the "Series S" stock with several underwriters. As you are aware, we have had negative responses with regard to that option. Both Sophia and Paula have had periodic meetings with potential underwriters dating back to 1992. At least four firms have expressed a willingness to underwriter these proposed offerings. They have also indicated it is unlikely that a trading market would develop for such an obscure security as the "Series S" that your client has suggested, especially when there is specific exclusion from any other holder of AMERCO's common shares to enter into this public trading market.
Those underwriters that said there was even the possibility of establishing a market indicated there would be a significant discount in the price of any such shares.

     In essence, your client is offering something very different from what the Agreement requires. We have, throughout the last few months, discussed various attempts at compromises which were all made on consultation with the investment bankers. All of those compromise suggestions have been rejected by your client. You were given a timetable last summer and have not adhered to it, thereby exposing our clients to an intolerable market risk which becomes more and more tangible each day as conditions in the public equity markets continue to deteriorate.

     Recently, the creation by your client of the Series A common stock appears to be an effort to frustrate or make impossible a

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Mr. Jon S. Cohen
Page 4
April 8, 1994



successful public offering. Your client used the votes of Paul and Sophia, obtained through the voting trust to authorize this serial stock, as well as the subsequent issuance of the Series A common. This creation of a potentially privileged series of common stock is very troubling to both my clients and the investment bankers we have consulted. The fear is that the company may attempt to utilize this new Series Aa common to partially or completely disenfranchise the other common stockholders in the future. As you surely must know, the mere existence of this threat is enough to substantially devalue my clients' existing shares and render the proposed Series S even less palatable to potential investors.

     Because this dispute involves an alleged breach of the Share Repurchase and Registration Rights Agreement by AMERCO, we are also required under paragraph 3 of the Amended and Restated Stockholder Agreement to give notice to the company and the stockholders who are signators to the Amended and Restated Stockholder Agreement of our position that the Company is failing to comply with section 3.02(a) of the Registration Rights Agreement. This letter constitutes that notice to the Company.

     Pursuant to your earlier request and that of Mr. Klinefelter, that all correspondence be directed through your office, I am willing to forego formal notification to Edward J. Shoen, Mark V. Shoen, James P. Shoen, and their respective corporations, as well as the trustees for the Employee Stock Ownership Trust on the condition that I receive immediately from you an Acceptance of Notification on all of their behalf. However, because of the serious nature of these allegations and the Company's previous position that these written notifications must be taken literally, if I do not receive your written acceptance on their behalf, I will forward actual written notice to each of the respective parties.


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Mr. Jon S. Cohen
Page 5
April 8, 1994



     My clients do not want to foreclose the possibility of continued negotiations and the possibility of working out a solution short of the formality of arbitration. However, the serious nature of these issues and the dispute that arises from the Company's refusal to lift the right of first refusal requires that we pursue these formal channels at this point. If you have any questions, please call me at your convenience.

                                            Very truly yours,

                                              /s/ Michael M. Fleming

                                            Michael M. Fleming

cc:  Paul Shoen and
     Sophia Shoen (via facsimile)



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                 Request for Arbitration Under Section 4.11 for
                       Failure to Comply with Section 3.01

                                  April 8, 1994

                                 SOPHIA M. SHOEN

Affected Sections                             Specific Objections and Reasons
                                              Therefor

Section 3.02 (including                     (1) Failure to timely obtain
3.02(a), 3.02(d) and 3.13) of                   effectiveness of registra-
the Sophia M. Shoen Share                       tion of shares on April 1,
Repurchase and Registration                     1994 as required by 3.02(a)
Rights Agreement, dated as of                   when notice was timely
May 1, 1992                                     given;

                                            (2) delay of EFFECTIVENESS of
                                                registration statement by
                                                90 days when 3.02(d)
                                                only permits a delay in
                                                filing of the registration
                                                statement;

                                            (3) failure to remove the right
                                                of first refusal on the
                                                Company's Common Stock or take
                                                other corporate actions
                                                required by Section 3.13 in
                                                order to obtain listing on
                                                National Market System or
                                                major exchange, thereby
                                                frustrating Sophia M. Shoen's
                                                rights to registration of her
                                                shares under Section 3.02(a).


                                  PAUL F. SHOEN

Affected Sections

Section 3.02(including                      (1) The Company has stated that it
3.02(a) and 3.13 of the Paul                    will not remove the "right of
Shoen Repurchase and                            first refusal" with respect to
Registration Rights Agreement                   the Company's Common Stock (as
dated as of March 1, 1992                       is required by Section 3.13)
                                                and therefore will not comply
                                                with the registration by Paul
                                                Shoen's Shares as required by
                                                Section 3.02(a).